News Bulletin

2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	For Further Information: Richard Putnam Investor Relations (801) 817-1776

FRANKLINCOVEY ANNOUNCES
EIGHTH CONSECUTIVE QUARTER OF
SIGNIFICANT OPERATING IMPROVEMENTS
FOURTH QUARTER AND FISCAL 2004 YEAR-END OPERATING RESULTS

Salt Lake City, Utah – November 29, 2004 — FranklinCovey (NYSE: FC) today announced financial results for its fourth quarter and fiscal year ended August 31, 2004. For the fourth quarter ended August 31, 2004, the Company reported a $13.9 million improvement in its operating results, reducing its loss from operations to $1.9 million compared to a loss from operations of $15.7 million for the comparable quarter of the prior year. This marks the eighth consecutive quarter of significant year-over-year improvements in its operating results. The $13.9 million improvement in the operating results of the quarter compared to the same quarter of last year is comprised of the following: (1) a $6.5 million decline in sales, approximately $5.7 million of which related to declines from store closures and reduced sales of handheld devices, that was partially offset by gross margin improvement (58.5% compared to 55.1%) resulting in a net $1.6 million year-over-year decline in gross margin, (2) a $12.7 million reduction in selling, general and administrative costs, including a $2.9 million decrease in retail store closing costs, and (3) a $2.4 million reduction in depreciation and amortization expense.

For the year ended August 31, 2004, the Company reported a $38.6 million improvement in operating results with a loss from operations of $9.0 million compared to a $47.7 million loss from operations in fiscal 2003. The $38.6 million improvement in operating results for fiscal 2004 compared to fiscal 2003 is comprised of the following: (1) a $31.7 million decline in sales resulting in a net $14.4 million year-over-year decline in gross margin, (2) a $35.1 million reduction in selling, general and administrative costs, including a $1.4 million decrease in retail store closing costs, (3) a $14.8 million reduction in depreciation and amortization expense, and (4) a $3.1 million decline in reserves and impairment charges.

FranklinCovey also reported an improvement in its net results to a $2.1 million net loss before preferred stock dividends ($0.21 per common share loss, after accounting for preferred stock dividends) for the fourth quarter ended August 31, 2004 compared to a $13.5 million net loss before preferred stock dividends ($.78 per common share loss, after accounting for preferred stock dividends) for the same quarter of the prior year. For the fiscal year ended August 31, 2004, the Company reported an improvement in its net results to a $10.2 million net loss before preferred stock dividends ($.96 loss per common share, after accounting for preferred stock dividends) compared to a net loss of $45.3 million before preferred stock dividends ($2.69 loss per common share, after accounting for preferred dividends) for the prior fiscal year. The net loss for fiscal 2003 included a $2.5 million tax benefit compared to $1.3 tax provision for fiscal 2004. The Company provided the following details underlying the continued improvement in its operating results during the fourth quarter and full year of fiscal 2004.

Revenues: Retail store closures and a continued decline in technology product sales accounted for $6.3 million of the total sales decline of $6.5 million for the fourth quarter of fiscal 2004 as compared to last year’s fourth quarter sales. Excluding those two factors, sales substantially stabilized in its domestic training and direct channel product sales and grew in international sales and in the Company’s core product line of paper-based planning pages, binders and software.

Sales from the Consumer Business Unit (CBU) for the fourth quarter ended August 31, 2004 declined $7.1 million to $31.8 million compared to $38.9 million for the same quarter last year. Included in CBU revenues are retail store sales, which declined 26% or $5.8 million. Growth in the Company’s core product sales through its retail stores partially off-set the retail store closures and declines in technology product sold in the retail stores, which accounted for $5.7 million of the total decrease in revenues. The Company reported a 16% comparable store sales decline for the fourth quarter reflecting a 21% decline in comparable store traffic as compared to the same quarter last year. Core product sales through the Company’s Consumer Direct channel (sales of products through the catalog and e-commerce channels) more than off-set the technology product sales declines and grew by 7% to $10.9 million compared to $10.2 million for the same quarter last year. Other CBU sales declined 33% to $4.3 million compared to $6.4 million for the same quarter last year, which included a one-time product sales related to introductory loading in fiscal 2003 to superstores such as Office Max, Office Depot, Staples and Target.

Organizational Solutions Business Unit (OSBU) sales for the fourth quarter of fiscal 2004 grew slightly to $28.7 million, compared to $28.0 million for the same quarter last year. International sales were up 8% while domestic sales declined slightly by less than 1%. The Company noted that its rate of booking training seminars with organizational clients has continued to strengthen indicating expected growth of OSBU sales going into fiscal 2005.

Sales for fiscal 2004 were $275.4 million compared to $307.2 million for fiscal 2003. Sales for the year ended August 31, 2004, included $166.1 million and $109.4 million from CBU and OSBU, compared to $192.2 million and $115.0 million for the same period last year, respectively.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) declined by $12.1 million for the fourth quarter ended August 31, 2004, compared to last year’s fourth quarter. SG&A declined by $34.5 million for fiscal 2004, compared to fiscal 2003. The Company closed 18 of its domestic retail stores during fiscal 2004. These closures are comprised primarily of unprofitable stores and stores located in markets where the Company has multiple retail operations. As a result of the store closures during fiscal 2004, the Company incurred $2.3 million of costs related to lease buy-outs, severance and other closing costs, which were included in SG&A. The Company anticipates that it will close additional retail store locations in the future, which may improve operating performance. With the annualized impact of cost reductions already implemented and on-going cost reduction initiatives, the Company expects SG&A to continue to decrease into fiscal 2005, even after including future store closing costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the fourth quarter of fiscal 2004, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported declines of $2.4 million and $14.8 million in D&A during the fourth quarter and fiscal year ended August 31, 2004 compared to the same periods of the prior year. D&A include $0.3 million in impairment charges in fiscal 2004 and $5.0 million in fiscal 2003 on assets of certain retail stores that were closed. The Company expects D&A to decline further in fiscal 2005 as a result of lower capital expenditures, store closures and other assets that will become fully depreciated during fiscal 2005.

Liquidity: The Company had $41.9 million in cash and cash equivalents at August 31, 2004, compared to $41.9 million at August 31, 2003. With revenue declines continuing to narrow, cost reductions in SG&A and D&A expected to continue, and minimal long-term debt, the Company believes it is well positioned to further improve its liquidity and operating performance in fiscal 2005.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 130 retail stores, and www.franklincovey.com .

Safe-Harbor Statement
This announcement contains forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties, including the ability of the Company to stabilize revenues, general economic conditions, competition in the Company’s targeted market place, market acceptance of new products or services, increases or decreases in the Company’s market share, growth or contraction of the overall market for the products offered by the Company and its competitors, changes in the training and spending policies of the Company’s clients, and other factors identified and discussed in the Company’s 2003 10-K report and subsequent 10-Q and 8-K reports filed with the Securities and Exchange Commission, many of which are beyond the control or influence of the Company. There can be no assurance that the Company’s actual future performance will meet management’s expectations. These forward-looking statements are based on management’s expectations as of the date hereof, and are subject to the outcome of various factors, including those listed above, any one of which may cause future results to differ materially from the Company’s current expectations.

FRANKLIN COVEY CO.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

( in thousands, except per share amounts )

	Three Months Ended August 31,		Twelve Months Ended August 31,
	2004 (unaudited)	2003 (unaudited)	2004 (unaudited)	2003 (unaudited)
Net Sales	$60,440	$66,944	$275,434	$307,160
Cost of sales	25,112	30,045	120,294	137,601

Gross margin	35,328	36,899	155,140	169,559
Selling, general and administrative	33,703	46,436	148,257	183,312
Provision for losses on management stock loans		223		3,903
Impairment (recovery) of investment in unconsolidated subsidiary		96		(1,644)
Loss on impaired assets				872
Depreciation	2,452	4,881	11,774	26,395
Amortization	1,044	1,010	4,173	4,386

Loss from operations	(1,871)	(15,747)	(9,064)	(47,665)
Equity in losses of unconsolidated subsidiary				(128)
Interest income	169	141	481	665
Interest expense	(23)	(111)	(218)	(248)
Other expense, net		(242)		(414)

Loss before income taxes	(1,725)	(15,959)	(8,801)	(47,790)
Income tax (provision) benefit	(328)	2,491	(1,349)	2,537

Net loss	(2,053)	(13,468)	(10,150)	(45,253)
Preferred dividends	(2,183)	(2,183)	(8,735)	(8,735)

Net loss attributable to common shareholders	$(4,236)	$(15,651)	$(18,885)	$(53,988)

Loss per share attributable to common
shareholders (basic and diluted)	$(0.21)	$(0.78)	$(0.96)	$(2.69)
Weighted average number of common and
common equivalent shares (basic and diluted)	19,726	20,049	19,734	20,041
Sales Detail:
Retail Stores	$16,580	$22,359	$87,922	$112,054
Consumer Direct	10,898	10,155	55,059	56,177
Other	4,291	6,387	23,088	23,935

Total CBU Sales	31,769	38,901	166,069	192,166
Organizational Solutions Group	18,127	18,305	61,047	74,306
International	10,544	9,738	48,318	40,688

Total OSBU Sales	28,671	28,043	109,365	114,994

Total Net Sales	$60,440	$66,944	$275,434	$307,160